Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-143421


               Prospectus Supplement No.1 dated September 22, 2009
           To the Prospectus of Acorn Energy, Inc. dated April 7, 2009 (included in Registration Statement on Form S-3, Registration No. 333-143421)


         The Prospectus under the caption "Selling Security Holders" indicates that Harvey Brown is a selling security holder with respect to 16,448 shares of common stock of the company issuable upon the exercise of warrants. He has transferred certain of his warrants exercisable for 8,224 shares to Andrew Myles Brown. As a result of the transfer, Andrew Myles Brown will be a selling security holder under the Prospectus with respect to 8,224 shares of common stock of the company issuable upon exercise of warrants, and Harvey Brown will be a selling security holder under the Prospectus with respect to 8,224 shares of common stock of the company issuable upon exercise of warrants.